Exhibit 99.1

BANCORP OF NEW JERSEY REPORTS 2019 THIRD QUARTER FINANCIAL RESULTS

November 8, 2019 — Fort Lee, NJ — Bancorp of New Jersey, Inc. (NYSE American:  BKJ) (the “Company”), holding company for Bank of New Jersey (the “Bank”), today reported financial results for its third quarter and nine months ended September 30, 2019. Net income for the third quarter of 2019 was $517 thousand, or $0.07 per diluted share, compared to net income of $1.76 million, or $0.24 per diluted share, for the third quarter of 2018. Net income for the nine months ended September 30, 2019 was $3.42 million, or $0.47 per diluted share, compared to net income of $4.30 million, or $0.61 per diluted share, for the nine months ended September 30, 2018, a decrease of $873 thousand or 20.4%. This decrease in net income for the three and nine month periods is primarily due to merger related expenses, lower net interest income and an increase in the effective tax rate.

Total loans were $798.1 million at September 30, 2019, up $32.2 million or 4.2% from the December 31, 2018 balance of $765.9 million. Total deposits were $799.9 million at September 30, 2019, up $63.2 million or 8.6% from the December 31, 2018 balance of $736.7 million.

Nancy E. Graves, Bancorp of New Jersey’s President and Chief Executive Officer, stated, “We are pleased with our continued organic growth in loans and core deposits during 2019.  With the definitive merger agreement of August 15, 2019, the Company and ConnectOne Bancorp, Inc. (“ConnectOne”) are focused on completing the customary closing conditions of the merger, including outstanding regulatory approvals and approval by the Company’s and ConnectOne’s shareholders. It is anticipated that the transaction will close during the first quarter of 2020.”

The following tables show information regarding the growth in our loan and deposit portfolios (in thousands):

	At the Period Ended
	September 30, 2019	December 31, 2018
Loan Composition
Commercial Real Estate	$676,154	$640,627
Residential Mortgages	54,420	58,281
Commercial and Industrial	23,975	24,852
Home Equity	43,359	41,833
Consumer	166	326
Total Loans	798,074	765,919
Deferred Loan Fees and Costs, net	(830)	(937)
Allowance for Loan Losses	(8,696)	(8,393)
Net Loans	$788,548	$756,589

Deposit Composition
Noninterest-Bearing Demand Deposits	$128,152	$118,489
Savings and Interest-Bearing Transaction Accounts	272,516	298,108
Time Deposits $250 and under	268,199	213,855
Time Deposits over $250	131,040	106,250
Total Deposits	$799,907	$736,702

Three and Nine Months Ended September 30, 2019 Financial Review

Net Interest Income

Net interest income decreased by $322 thousand or 4.6% and $719 thousand or 3.6% for the three and nine months ended September 30, 2019, respectively, versus the same periods last year.  The lower net interest income is a result of the increase in total interest expense outpacing the increase in total interest income in 2019. Net interest margin was 2.88% at the end of the third quarter compared to 2.92% at the end of the second quarter of 2019.

Total interest income increased by $992 thousand or 10.6% and $2.7 million or 10.1% for the three and nine months ended September 30, 2019, respectively, as compared to the corresponding periods in 2018, and was driven primarily in loan growth.

Total interest expense increased by $1.3 million or 54.9% in the third quarter of 2019 to $3.7 million compared to $2.4 million in the third quarter of 2018. For the nine months ended September 30, 2019, total interest expense increased by $3.4 million or 51.9% versus the same period in 2018. The increase in total interest expense for the three and nine month periods was due to higher deposit balances and rates paid on deposits and borrowed funds.

Provision for Loan Losses

The Company recorded a provision for loan losses of $250 thousand and $390 thousand for both the three and nine months ended September 30, 2019, respectively, compared to a provision for loan losses of $280 thousand and $930 thousand for the three and nine months ended September 30, 2018, respectively. The allowance for loan losses to total loans was 1.09% as of September 30, 2019.

Non-Interest Expense

Non-interest expense was $5.5 million and $4.4 million during the third quarter of 2019 and 2018, respectively, as compared to non-interest expense of $14.8 million and $13.8 million for the nine months ended September 30, 2019 and 2018, respectively. Included in non-interest expense for the three and nine months ended September 30, 2019 are legal and professional fees of approximately $700 thousand in merger related expenses.

Income Tax Expense

The income tax accrual for the three months ended September 30, 2019 was $440 thousand compared to $589 thousand for the same period in 2018. The decrease in income tax expense was the result of lower income before provision of income taxes. The effective tax rate for the three months ended September 30, 2019 and 2018 was 46.2% and 25.1%, respectively.  The increase in the effective tax rate reflected a year-to-date catch up in the accrual for income taxes in anticipation of the issuance of regulations implementing New Jersey’s adoption of tax legislation requiring a combined filing of affiliated companies. In addition, certain merger related costs are not tax deductible.

The income tax accrual for the nine months ended September 30, 2019 was $1.2 million compared to $1.4 million for the same period in 2018 which was a result of lower income before provision of income taxes. The effective tax rate for the nine months ended September 30, 2019 was 26.0%, as the Company anticipates the issuance of regulations implementing the tax legislation discussed above and the non-deductibility of certain merger related expenses.

Net Income

Net income for the third quarter of 2019 was $517 thousand compared to net income of $1.76 million for the third quarter of 2018, a decrease of $1.25 million or 70.9%.  Net income for the nine months ended September 30, 2019 was $3.42 million compared to net income of $4.30 million for the same period in 2018, a decrease of $873 thousand or 20.4%. This decrease in net income for the three and nine month periods is primarily due to merger related expenses, lower net interest income and an increase in the effective tax rate.

Financial Condition

Total assets increased by $77.9 million, or 8.8%, from $883.7 million at December 31, 2018 to $961.7 million at September 30, 2019, reflecting an increase in cash and cash equivalents, loans receivable and other assets related to the booking of a right to use asset due to the adoption of Accounting Standards Update 2016-02, Leases as of January 1, 2019.

Total cash and cash equivalents increased from $64.5 million at December 31, 2018 to $108.5 million at September 30, 2019, an increase of $44.0 million. The change in cash is mainly due to an increase in deposit account balances and the maturity of certain securities.

An increase in deposit balances, primarily in time deposits, and customers transferring funds to higher interest-bearing accounts have increased deposit costs. The Bank has sought to increase its core deposits while reducing its reliance on potentially volatile municipal deposits and their effects of seasonal fluctuations related to real estate tax inflows and payments.

Borrowed funds decreased to $49.9 million as of September 30, 2019 from $51.7 million at December 31, 2018.

At September 30, 2019, the Bank maintained capital ratios that were in excess of regulatory standards for well capitalized institutions. The Company’s and Bank’s Tier 1 capital to average assets ratio was 10.01%, each of their common equity Tier 1 capital and Tier 1 capital to risk weighted assets ratios were 11.29% and their total capital to risk weighted assets ratio was 12.34%.

Loan Quality

At September 30, 2019 the Bank had non-accrual loans of $10.8 million. Included in this total are $3.4 million in Troubled Debt Restructured Loans (“TDRs”). At year-end 2018, non-accrual loans totaled $9.4 million, of which $4.5 million were TDRs. Accruing loans delinquent greater than 30 days were $4.3 million as of September 30, 2019, compared to $5.3 million at December 31, 2018. Of the $4.3 million in delinquent loans at September 30, 2019, two loans totaling $1.2 million reached maturity and were in the process of extension or renewal.

About the Company

Founded in 2006, Bancorp of New Jersey, Inc. is the holding company for Bank of New Jersey, which provides traditional commercial and consumer banking products and services. The Bank’s corporate office is in Englewood Cliffs and the Bank currently operates out of 9 branch offices located in Fort Lee, Hackensack, Haworth, Englewood Cliffs, Englewood, Cliffside Park, and Woodcliff Lake. For more information about Bank of New Jersey and its products and services, please visit

http://www.bonj.net or call 201-720-3201. If you would like to receive future Bancorp of New Jersey announcements electronically, please email us at shareholder@bonj.net.

Forward-Looking Statements

This press release and other statements made from time to time by Bancorp of New Jersey’s management contain express and implied statements relating to our future financial condition, results of operations, credit quality, corporate objectives, and other financial and business matters, which are considered forward-looking statements. These forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from those expected or implied by such forward-looking statements. Risks and uncertainties which could cause our actual results to differ materially and adversely from such forward-looking statements are included in our Annual Report on Form 10-K under Item 1a — Risk Factors and in the description of our business under Item 1. Additional information and other factors that could affect future financial results are included in the Company’s subsequent filings with the Securities and Exchange Commission. Any statements made that are not historical facts should be considered to be forward-looking statements. You should not place undue reliance on any forward-looking statements. We undertake no obligation to update forward-looking statements or to make any public announcement when we consider forward-looking statements to no longer be accurate, whether as a result of new information of future events, except as may be required by applicable law or regulation.

Additional Information

This press release does not constitute an offer to sell or the solicitation of any offer to buy any securities or a solicitation of any vote or approval. Before making any vote or investment decision, investors and shareholders of the Company are urged to read carefully the Company’s definitive proxy statement relating to the merger with ConnectOne Bancorp, Inc.

BANCORP OF NEW JERSEY, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except for per share data)

	For the Three Months Ended September 30,
	2019	2018
INTEREST INCOME
Loans, including fees	$9,535	$8,779
Securities	168	229
Federal funds sold and other	616	319
TOTAL INTEREST INCOME	10,319	9,327

INTEREST EXPENSE
Savings and interest bearing transaction accounts	938	546
Time deposits	2,387	1,663
Borrowed funds	382	184
TOTAL INTEREST EXPENSE	3,707	2,393

NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES	6,612	6,934
Provision for loan losses	250	280
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	6,362	6,654
NON-INTEREST INCOME
Fees and service charges	134	115
TOTAL NON-INTEREST INCOME	134	115

NON-INTEREST EXPENSE
Salaries and employee benefits	2,676	2,369
Occupancy and equipment expense	889	827
FDIC premiums and related expenses	(95)	130
Legal fees	686	120
Other real estate owned expenses	49	1
Professional fees	455	237
Data processing	403	149
Other expenses	476	585
TOTAL NON-INTEREST EXPENSE	5,539	4,418
Income before provision for income taxes	957	2,351
Income tax expense	440	589
Net Income	$517	$1,762

PER SHARE OF COMMON STOCK
Basic	$0.07	$0.24
Diluted	$0.07	$0.24

BANCORP OF NEW JERSEY, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except for per share data)

	For the Nine Months Ended September 30,
	2019	2018
INTEREST INCOME
Loans, including fees	$27,380	$25,106
Securities	554	698
Federal funds sold and other	1,448	887
TOTAL INTEREST INCOME	29,382	26,691

INTEREST EXPENSE
Savings and interest bearing transaction accounts	2,736	1,427
Time deposits	6,161	4,786
Borrowed funds	1,082	356
TOTAL INTEREST EXPENSE	9,979	6,569

NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES	19,403	20,122
Provision for loan losses	390	930
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	19,013	19,192
NON-INTEREST INCOME
Fees and service charges	391	320
TOTAL NON-INTEREST INCOME	391	320

NON-INTEREST EXPENSE
Salaries and employee benefits	7,546	7,156
Occupancy and equipment expense	2,707	2,522
FDIC premiums and related expenses	138	436
Legal fees	1,036	477
Other real estate owned expenses	74	10
Professional fees	892	730
Data processing	971	687
Other expenses	1,418	1,814
TOTAL NON-INTEREST EXPENSE	14,782	13,832
Income before provision for income taxes	4,622	5,680
Income tax expense	1,200	1,385
Net Income	$3,422	$4,295

PER SHARE OF COMMON STOCK
Basic	$0.47	$0.61
Diluted	$0.47	$0.61

BANCORP OF NEW JERSEY, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except for per share data)

	September 30, 2019	December 31, 2018
Assets
Cash and due from banks	$2,601	$3,541
Interest bearing deposits	101,885	59,024
Federal funds sold	4,035	1,977
Total cash and cash equivalents	108,521	64,542
Interest bearing time deposits	500	500
Securities available for sale	26,914	32,293
Securities held to maturity (fair value $264 and $5,852 at September 30, 2019 and December 31, 2018, respectively)	264	5,852
Restricted investment in bank stock, at cost	3,088	3,239
Loans receivable	798,074	765,919
Deferred loan fees and costs, net	(830)	(937)
Allowance for loan losses	(8,696)	(8,393)
Net loans	788,548	756,589
Premises and equipment, net	12,996	13,440
Accrued interest receivable	2,849	2,841
Other real estate owned	1,363	511
Right of use asset	12,865	—
Other assets	3,776	3,929
Total assets	$961,684	$883,736
Liabilities and Stockholders’ Equity
LIABILITIES:
Deposits:
Noninterest-bearing demand deposits	$128,152	$118,489
Savings and interest bearing transaction accounts	272,516	298,108
Time deposits $250 and under	268,199	213,855
Time deposits over $250	131,040	106,250
Total deposits	799,907	736,702
Borrowed funds	49,847	51,658
Lease liability	13,333	—
Accrued expenses and other liabilities	5,490	6,269
Total liabilities	868,577	794,629
Stockholders’ equity:
Common stock, no par value, authorized 20,000,000 shares; issued and outstanding 7,293,697 at September 30, 2019 and 7,295,466 at December 31, 2018	76,913	76,713
Retained earnings	16,236	12,814
Accumulated other comprehensive loss	(42)	(420)
Total stockholders’ equity	93,107	89,107
Total liabilities and stockholders’ equity	$961,684	$883,736